Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Fourth Quarter and Full Year Ended January 31, 2012 Results

-Company Exceeds Revenue, Net Income and Diluted EPS Guidance Range for Fiscal 2012-

-Fourth Quarter Revenue Increased 65% to $607 Million and Earnings Per Diluted Share Grew to $0.84-

-Company Continued to Execute on Acquisition Strategy in Upper Midwest and Internationally-

- Company Issues Fiscal 2013 Guidance -

West Fargo, ND — April 11, 2012 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2012.

Fiscal 2012 Fourth Quarter Results

For the fourth quarter of fiscal 2012, revenue increased 64.9% to $607.0 million from revenue of $368.1 million in the fourth quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $517.1 million for the fourth quarter of fiscal 2012, compared to $310.9 million in the fourth quarter last year.  Parts sales were $45.7 million for the fourth quarter of fiscal 2012, compared to $29.9 million in the fourth quarter last year.  Revenue generated from service was $27.3 million for the fourth quarter of fiscal 2012, compared to $19.6 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2012 was $92.8 million, compared to $56.1 million in the fourth quarter last year. The Company’s gross profit margin was 15.3% in the fourth quarter of fiscal 2012, compared to 15.2% in the fourth quarter last year.  Gross profit from parts, service and rental revenue for the fourth quarter of fiscal 2012 increased to $35.9 million from $22.0 million in the fourth quarter of last year.

Operating expenses decreased to 9.9% of revenue for the fourth quarter of fiscal 2012, compared to 10.5% for the fourth quarter of last year, reflecting improved fixed operating cost leverage.

Pre-tax income for the fourth quarter of fiscal 2012 was $29.6 million, compared to $17.2 million in the fourth quarter last year.  Pre-tax margin was 4.9% for the fourth quarter of fiscal 2012, compared to 4.7% in the fourth quarter last year.  Pre-tax Agriculture segment income was $30.4 million for the fourth quarter of fiscal 2012, compared to $18.6 million in the fourth quarter last year.  Pre-tax Construction segment income was $1.0 million for the fourth quarter of fiscal 2012, compared to a loss of $0.5 million in the fourth quarter last year.

Net income attributable to common stockholders for the fourth quarter of fiscal 2012 was $17.6 million, compared to $10.3 million in the fourth quarter last year.  Earnings per diluted share for the fourth quarter of fiscal 2012 were $0.84 on approximately 20.9 million weighted average diluted common shares outstanding, compared to $0.57 on approximately 18.1 million weighted average diluted common shares outstanding in the fourth quarter last year.  The increase in weighted average diluted common shares outstanding was primarily due to the Company’s May 2011 follow-on offering.

Fiscal 2012 Full Year Results

For the full year ended January 31, 2012, revenue increased 51.6% to $1.66 billion from $1.09 billion for fiscal 2011. Gross margin for fiscal 2012 was 16.6%, compared to 15.9% in fiscal 2011. Pre-tax income for fiscal 2012 was $73.6 million for a pre-tax margin of 4.4%, compared to $37.2 million, or a pre-tax margin of 3.4%, for fiscal 2011. Net income attributable to common stockholders for fiscal 2012 was $43.8 million, or $2.18 per diluted share, compared to $22.1 million, or $1.23 per diluted share, for fiscal 2011. The weighted average diluted common shares outstanding for fiscal 2012 were 20.1 million, compared to 18.0 million weighted average diluted common shares outstanding for fiscal 2011.

Balance Sheet

The Company ended fiscal 2012 with cash and cash equivalents of $79.8 million.  Working capital as of January 31, 2012 was $259.1 million.  The Company’s inventory level was $748.0 million as of January 31, 2012, compared to $429.8 million at the end of fiscal 2011 and $738.3 million as of October 31, 2011.  The increase in inventory primarily reflects an increase in new equipment to support the Company’s revenue outlook for fiscal 2013.  The Company had available $182.8 million of its $700 million total discretionary floorplan lines of credit as of January 31, 2012.  The total floorplan lines were expanded to $800 million in March when the Company increased its floorplan line under its senior secured credit facility with a group of banks led by Wells Fargo Bank, National Association.

Acquisitions & New Store Opening

In the fourth quarter of fiscal 2012, the Company completed three acquisitions, consisting of two agriculture equipment dealerships in the United States and two agriculture dealerships in Europe. In addition, subsequent to the end of the fourth quarter of fiscal 2012, the Company completed four acquisitions, consisting of one agriculture equipment dealership in the United States, three construction equipment dealership locations in the United States, one independent rental yard location in the United States, and seven agriculture equipment dealership locations in Europe.  The Company also opened one new agriculture equipment dealership in Europe.

The Company’s expansion into Europe represents an additional growth platform and an opportunity to capture a larger percentage of the global agriculture economy by leveraging its proven operating model and dealership experience.  In addition, the Company expanded its construction footprint into Colorado with the acquisition of three locations and increased the size of its rental business with an additional rental yard acquisition.  The Company continues to execute on its agriculture acquisitions and strengthen its contiguous network of dealerships in the Upper Midwest.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “We are pleased with our strong fourth quarter and full year results, as we delivered another record year of revenue and net income for Titan Machinery.  In fiscal 2012, we generated strong organic and acquired growth, as a result of several factors, including the continuation of a robust agriculture equipment market, an improved construction equipment market in the region in which we do business, and growth in our construction equipment rental business.  In the fourth quarter, equipment demand was driven by strong net farm income for calendar year 2011 and an improving construction market, enabling us to exceed our fiscal 2012 annual revenue and net income guidance.”

Mr. Meyer continued, “As we begin fiscal 2013, we are excited about the outlook for our business and are confident that we are well positioned to build upon our positive momentum and generate another record year for Titan Machinery.  We expect to benefit from continued organic and acquired growth, including our international expansion into Romania and Bulgaria and our expanding footprint in our core Upper Midwest market.  In addition, the operating environment remains favorable for our customers for both of our business segments.”

Fiscal 2013 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer’s business. The Company is anticipating achieving increased revenue for the full year ending January 31, 2013 in a range of $1.95 billion to $2.1 billion. Net income attributable to common stockholders is expected to be in the range of $53.8 million to $58.0 million, resulting in an earnings per diluted share range of $2.55 to $2.75 based on estimated weighted average diluted common shares outstanding of 21.1 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.  An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 515-2235 from the U.S.  International callers can dial (719) 457-2652.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, April 25, 2012, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 4427456.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 96 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, and Colorado, including two outlet stores, as well as 10 European dealerships in Romania and Bulgaria. The Titan Machinery dealerships represent one or more of the CNH Brands (NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the integration of and benefits from recent acquisitions, additional growth and domestic and international acquisition opportunities and the Company’s ability to capitalize on such opportunities, industry operating environment expectations, growth and profitability expectations, and the expected results of operations for the fiscal year ending January 31, 2013, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	January 31,	January 31,
	2012	2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$79,842	$76,112
Receivables, net	82,518	44,945
Inventories	748,047	429,844
Prepaid expenses and other	2,108	1,003
Income taxes receivable	3,140	—
Deferred income taxes	5,370	3,247

Total current assets	921,025	555,151

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	2,792	2,405
Goodwill	24,404	18,391
Intangible assets, net of accumulated amortization	10,793	4,734
Other	2,776	2,793
Total intangibles and other assets	40,765	28,323

PROPERTY AND EQUIPMENT, net of accumulated depreciation	126,282	65,372

TOTAL ASSETS	$1,088,072	$648,846

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$28,424	$15,957
Floorplan notes payable	552,428	320,801
Current maturities of long-term debt and short-term advances	4,755	4,207
Customer deposits	49,540	28,180
Accrued expenses	26,735	16,816
Income taxes payable	—	2,093

Total current liabilities	661,882	388,054

LONG-TERM LIABILITIES
Long-term debt, less current maturities	57,405	33,409
Deferred income taxes	28,592	9,012
Other long-term liabilities	2,854	3,814
Total long-term liabilities	88,851	46,235

STOCKHOLDERS' EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 20,911 at January 31, 2012 and 17,917 at January 31, 2011	—	—
Additional paid-in-capital	218,156	140,466
Retained earnings	118,251	74,091
Accumulated other comprehensive loss	(70)	—
Total Titan Machinery Inc. stockholders' equity	336,337	214,557
Noncontrolling interest	1,002	—
Total stockholders' equity	337,339	214,557

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,088,072	$648,846

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
REVENUE
Equipment	$517,084	$310,856	$1,303,900	$855,443
Parts	45,734	29,944	201,404	140,982
Service	27,272	19,621	103,474	74,506
Rental and other	16,928	7,638	50,214	23,558
TOTAL REVENUE	607,018	368,059	1,658,992	1,094,489

COST OF REVENUE
Equipment	460,197	276,754	1,171,618	773,060
Parts	31,561	21,615	140,096	100,281
Service	10,061	7,391	37,236	27,767
Rental and other	12,389	6,200	34,581	18,813
TOTAL COST OF REVENUE	514,208	311,960	1,383,531	919,921

GROSS PROFIT	92,810	56,099	275,461	174,568

OPERATING EXPENSES	60,304	38,684	193,860	130,541

INCOME FROM OPERATIONS	32,506	17,415	81,601	44,027

OTHER INCOME (EXPENSE)
Interest and other income	784	1,380	1,643	1,794
Floorplan interest expense	(3,202)	(1,373)	(8,323)	(7,223)
Interest expense other	(448)	(232)	(1,347)	(1,361)

INCOME BEFORE INCOME TAXES	29,640	17,190	73,574	37,237

PROVISION FOR INCOME TAXES	(11,854)	(6,827)	(29,429)	(14,895)

NET INCOME INCLUDING NONCONTROLLING INTEREST	17,786	10,363	44,145	22,342

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	15	—	15	—

NET INCOME ATTRIBUTABLE TO TITAN MACHINERY INC.	$17,801	$10,363	$44,160	$22,342

NET INCOME ALLOCATED TO PARTICIPATING SECURITIES	(177)	(110)	(409)	(232)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$17,624	$10,253	$43,751	$22,110

EARNINGS PER SHARE - DILUTED	$0.84	$0.57	$2.18	$1.23
WEIGHTED AVERAGE COMMON SHARES - DILUTED	20,880	18,058	20,110	17,961

TITAN MACHINERY INC.

Fourth Quarter & Full Year Segment Results

(in thousands)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2012	2011	% Change	2012	2011	% Change
Revenues
Agriculture	$526,362	$333,747	57.7%	$1,441,294	$979,016	47.2%
Construction	97,757	44,506	119.6%	279,152	152,646	82.9%
Segment revenues	624,119	378,253	65.0%	1,720,446	1,131,662	52.0%
Eliminations	(17,101)	(10,194)	(67.8)%	(61,454)	(37,173)	(65.3)%
Total	$607,018	$368,059	64.9%	$1,658,992	$1,094,489	51.6%

Income (Loss) Before Income Taxes
Agriculture	$30,447	$18,625	63.5%	$74,411	$44,083	68.8%
Construction	979	(515)	290.1%	5,461	(3,451)	258.2%
Segment income (loss) before income taxes	31,426	18,110	73.5%	79,872	40,632	96.6%
Shared Resources	(2,207)	(1,156)	(90.9)%	(5,993)	(3,133)	(91.3)%
Eliminations	421	236	78.4%	(305)	(262)	(16.4)%
Total	$29,640	$17,190	72.4%	$73,574	$37,237	97.6%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.